EXHIBIT 23(b)


                    CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Rohm and Haas Company:

    We consent to the incorporation by reference in the Registration Statements No. 2-90736, 33-56842, 333-18879 and 333-40877 on Form S-8 and
the Registration Statements No. 333-14017 and 333-69541 on Form S-3 of Rohm and Haas Company of our report dated February 23, 1998, relating to the consolidated balance sheet of Rohm and Haas Company and subsidiaries as of December 31, 1997 and the related consolidated statements of earnings, stockholders' equity, and cash flows and the related financial statement schedule for each of the years in the two-year period ended December 31, 1997, which report appears in the annual report on Form 10-K.



KPMG LLP
Philadelphia, Pennsylvania
February 24, 1999